EXHIBIT 3.3

Amendments to the Amended and Restated Bylaws (the “Bylaws”) of Espre Solutions, Inc.

1.           Article I, Section 1.8 of the Bylaws is amended to read in its entirety as follows:

The outstanding shares representing a majority of the voting power outstanding constitutes a quorum for the transaction of business.

2.           The Bylaws are amended by adding Article 9, which reads in its entirety as follows:

Section 78.378 and Section 78.3793 of the Nevada Revised Statutes do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders of the corporation, whether or not identified.

3.           Article 3, Section 3.1 of the Bylaws is amended by removing all references to “Chairman.”

4.           Article 3, Section 3.2.1(b) of the Bylaws is amended to read in its entirety as follows:

He shall preside at meetings of the stockholders and board of directors.

5.           Article 3, Section 3.2.2 of the Bylaws is deleted in its entirety.

All other provisions of the Bylaws remain the same.